Exhibit 99.1

NEWS RELEASE     NEWS RELEASE     NEWS RELEASE     NEWS RELEASE     NEWS RELEASE     NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contacts:	Greg Cole: 202-380-4396, ir@xmradio.com
Gary Tiedemann: 202-380-4396, ir@xmradio.com

XM SATELLITE RADIO HOLDINGS INC. ANNOUNCES

SECOND QUARTER 2004 RESULTS

XM Adds 418,449 Subs In Quarter

XM Increases Year-End 2004 Subscriber Guidance to 3.1 Million

XM Adds College Sports, Public Radio Newsman Bob Edwards and Other New Content

XM and Starbucks Announce Exclusive, Multi-Year Strategic Marketing Alliance

Washington, DC, August 5, 2004 – XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) today reported strong financial and operating results for the second quarter ended June 30, 2004. As of June 30, 2004, XM Radio reported 2,100,352 subscribers. This represented net subscriber additions of 418,449 for the quarter, more than double net subscriber additions of 209,178 subscribers in second quarter 2003. As a result of this significant subscriber growth, and an improving outlook for both the retail aftermarket and new car business in the second half of the year, XM is increasing year-end 2004 subscriber guidance from 2.8 million subscribers to 3.1 million subscribers.

“We are thrilled by our subscriber growth in both the new car and retail markets during the first half of this year,” said Hugh Panero, XM CEO and President. “With our programming, marketing and new product initiatives, we feel confident increasing our year-end 2004 subscriber guidance to 3.1 million,” he added.

Quarterly Revenue Accelerates

For second quarter 2004, XM reported record quarterly revenue of $53.0 million, nearly tripling the $18.3 million reported in the second quarter 2003. Revenue for the second quarter 2004 also represented a 23 percent increase compared to revenue of $43.0 million reported in the first quarter 2004.

XM reported an EBITDA loss of ($107.8) million for the second quarter 2004, compared to ($95.8) million for the second quarter 2003. These EBITDA figures include de-leveraging charges in the second quarters 2004 and 2003 of ($35.0) and ($19.4) million, respectively. XM’s net loss for the second quarter 2004 was ($166.1) million as compared to ($161.9) million in the second quarter 2003.

Continued Reduction in the Cost to Acquire Each New Subscriber

The second quarter 2004 Cost Per Gross Addition (CPGA) was $101, an improvement of $59, or 37 percent, compared to the $160 CPGA reported in the second quarter 2003. XM’s CPGA represents the fully-loaded cost to acquire each new subscriber, including Subscriber Acquisition Costs (SAC) of $57, as well as advertising and marketing expenses.

Satellite Insurance Settlement

In July, XM reached settlements with insurers covering 80 percent of the sum insured under its satellite insurance policies. These insurers have agreed to settle XM’s claims for $142 million in aggregate, most of which should be collected by the end of August. XM will initiate third party resolution procedures for collecting the remaining 20 percent of the sum insured. Further details about XM’s insurance settlement can be found in the Company’s 8-K filed earlier today.

Improved Liquidity and Cost of Capital

In April, XM completed a Floating Rate Note Offering generating $195 million in net proceeds. This new financing replaces more expensive debt on XM’s balance sheet, including $71 million of General Motors Revolving Credit Facility and $50 million of the 12% Senior Notes. XM also pre-paid the $35 million Boeing note.

The Company also received approximately $32 million in cash proceeds in connection with GM’s exercise of a warrant to purchase 10 million shares of XM Class A Common Stock, the cash from which was used to retire additional 12% Senior Notes and 14% Senior Secured Discount Notes.

At the end of the second quarter 2004, XM had total cash and short-term investments of $377 million and capacity under the Revolving Credit and Equity Facilities from GM of $126 million. The total liquidity position of XM as of June 30, 2004 was $503 million, excluding the July satellite insurance settlements.

XM Adds College Sports, Public Radio Newsman Bob Edwards and Other Compelling Content

Beginning this fall, XM will broadcast Atlantic Coast Conference and Pacific-10 Conference college football and men’s and women’s basketball. In addition, XM recently signed Bob Edwards, the award-winning public radio newsman, to host a new morning interview program, “The Bob Edwards Show”, exclusively on XM’s new channel, XM Public Radio (XMPR). Bob hosted National Public Radio’s “Morning Edition” for 25 years, attracting more than 13 million listeners weekly. XMPR will also showcase outstanding programming produced by Public Radio International, Minnesota Public Radio and Boston public radio station WBUR. XMPR will debut September 1st. “The Bob Edwards Show” will premiere October 4th. XM also added two new Spanish language music channels and five new Instant Traffic & Weather channels. XM’s lineup now features the best in Latin hits, regional Mexican and Tejano music, tropical sounds and Latin jazz as well as 21 dedicated and continuously updated XM Traffic & Weather channels, including the five new channels dedicated to Minneapolis/St. Paul, Seattle, San Diego, Atlanta and Miami/Ft. Lauderdale.

XM’s updated channel lineup is available on XM’s website – www.xmradio.com.

XM and Starbucks Announce Marketing Alliance

XM Radio and The Starbucks Coffee Company recently entered into an exclusive, multi-year strategic marketing alliance. As part of the agreement, the “Starbucks Hear Music” channel, featuring music programming from Hear Music, the voice of music at Starbucks, will debut this fall for XM Radio’s more than 2.1 million subscribers. Beginning in 2005, millions of Starbucks customers will be able to listen to the “Starbucks Hear Music” channel programming and be exposed to XM in more than 4,000 Starbucks locations nationwide. This marketing alliance will match Starbucks, one of the world’s best known and respected brands with a huge and loyal customer base, with XM Radio, one of the hottest entertainment products to launch in the last 20 years.

New XM Plug-and-Play Radios Introduced

XM introduced the Delphi XM Roady2, and announced a new plug-and-play satellite radio receiver from Audiovox, the XR9. The Roady2 is significantly smaller than the competition’s plug-and-play models, enables the listener to display up to 20 stock quotes and includes a wireless FM adapter for easy connection to any car or home radio. The Audiovox XR9 is scheduled to arrive at retail stores in October in time for the holiday season and includes a built-in wireless FM modulator, can display personalized stock quotes and comes with a remote control.

Expanded New Car Distribution

GM and Honda led the way in the new car market. In fact, during the second quarter, more than 50 percent of XM’s new subscribers came from the OEM market. For the 2005 model year, XM will be offered on over 100 vehicle models with more than 75 of those being factory-installed. Toyota recently expanded its XM Radio dealer-installed program for 2005 to include the Toyota Camry and Land Cruiser, the Scion tC and the Lexus ES330 and the LX470. XM also added Porsche to its list of new car distribution partners and, beginning this summer, XM will be available on all version of the 2005 Porsche Cayenne.

XM Full-Year 2004 Guidance Update

XM updated guidance has ending 2004 subscribers of 3.1 million, subscriber revenue of $220 million and an EBITDA loss, excluding de-leveraging charges, of ($300) million.

About XM Satellite Radio

XM Satellite Radio is America’s #1 satellite radio service with more than 2.1 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City and Nashville, Tennessee at the Country Music Hall of Fame, XM’s 2004 lineup includes more than 125 digital channels of choice from coast to coast: 68 commercial-free music channels, featuring hip hop to opera, classical to country, bluegrass to blues; 33 channels of premier sports, talk, comedy, children’s and entertainment programming; and more than 20 channels of the most advanced traffic and weather information for major metropolitan areas nationwide. Affordable, compact and stylish XM satellite radio receivers for the home, the car, the computer and boom boxes for “on the go” are available from retailers nationwide. In addition, XM is available in more than 80 different 2004 car models. XM is a popular factory-installed option on more than 40 new General Motors models, as well as a standard feature on several top-selling Honda and Acura models. Passengers on JetBlue Airways and AirTran Airways will be able to listen to XM’s programming in-flight later in 2004. This fall, XM will offer XM NavTraffic, a new service that will provide real-time traffic information for vehicle navigation systems. For more information about XM, visit http://www.xmradio.com.

# # #

Net loss before interest income, interest expense, depreciation and amortization is commonly referred to in our business as “EBITDA.” Consistent with regulatory requirements, EBITDA includes other income (expense). EBITDA is not a measure of financial performance under generally accepted accounting principles. A reconciliation of EBITDA loss is presented on the attachment. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expense associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

Please note that XM’s guidance is comprised of forward-looking statements, and as described in the last paragraph of this press release many factors could cause actual results to differ from this guidance.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for the Company’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-K filed with the Securities and Exchange Commission on 3-15-04. Copies of the filing are available upon request from XM Radio’ s Investor Relations Department.

XM SATELLITE RADIO HOLDINGS INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	(In thousands Except Share and Per Share Amounts)
	Three Months ended June 30,		Six Months ended June 30,
(Unaudited)	2004	2003	2004	2003
Revenue:
Subscription	$48,643	$16,117	$88,404	$27,707
Activation	1,058	394	1,925	689
Equipment	1,054	1,017	1,733	1,609
Net ad sales	1,407	599	2,397	1,047
Other	820	194	1,488	321

Total revenue	52,982	18,321	95,947	31,373

Operating expenses:

Cost of revenue: (excludes depreciation and amortization, shown below)
Revenue share & royalties	10,479	5,490	25,957	9,479
Customer care & billing	8,975	5,588	16,060	10,635
Cost of equipment	1,771	1,855	3,367	2,968
Ad sales	1,357	561	2,644	998
Satellite & terrestrial	9,822	10,001	19,233	22,572
Broadcast & operations:
Broadcast	2,436	1,891	5,099	4,457
Operations	3,049	3,218	6,034	5,984

Total broadcast & operations	5,485	5,109	11,133	10,441
Programming & content	7,116	5,261	14,340	10,048

Total cost of revenue	45,005	33,865	92,734	67,141

Research & development (excludes depreciation and amortization, shown below)	6,731	2,919	12,901	5,386
General & administrative (excludes depreciation and amortization, shown below)	6,527	5,554	12,392	14,572

Marketing (excludes depreciation and amortization, shown below):
Retention & support	3,124	7,427	5,923	11,879
Subsidies & distribution	35,303	19,594	70,082	31,316
Advertising & marketing	20,340	16,691	35,019	28,192

Marketing	58,767	43,712	111,024	71,387
Amortization of GM liability	9,313	9,313	18,626	16,939

Total marketing	68,080	53,025	129,650	88,326

Depreciation & amortization	39,557	39,788	79,038	79,548

Total operating expenses	165,900	135,151	326,715	254,973

Operating loss	(112,918)	(116,830)	(230,768)	(223,600)

Interest income	1,086	573	2,165	1,125
Interest expense	(19,225)	(26,889)	(47,346)	(50,688)
Other expense	(34,458)	(18,710)	(34,072)	(14,975)

Net loss before income taxes	(165,515)	(161,856)	(310,021)	(288,138)

Provision for deferred income taxes	(579)	—	(26,152)	—

Net Loss	(166,094)	(161,856)	(336,173)	(288,138)

8.25% Series B and C preferred stock dividend requirement	(2,149)	(4,689)	(4,504)	(9,691)
Series B preferred stock retirement gain	—	1,941	—	8,761

Net Loss attributable to common stockholders	$(168,243)	$(164,604)	$(340,677)	$(289,068)

Basic and diluted net loss per share:	$(0.84)	$(1.38)	$(1.80)	$(2.65)

Weighted average shares used in computing net loss per share - basic and diluted	200,616,663	119,427,014	189,740,108	109,097,888

Reconciliation of Net Loss to EBITDA:
Net loss as reported	$(166,094)	$(161,856)	$(336,173)	$(288,138)
Add back non-EBITDA items included in net loss:
Interest income	(1,086)	(573)	(2,165)	(1,125)
Interest expense	19,225	26,889	47,346	50,688
Provision for deferred income taxes	579	—	26,152	—
Depreciation & amortization	39,557	39,788	79,038	79,548

EBITDA	$(107,819)	$(95,752)	$(185,802)	$(159,027)

SELECTED BALANCE SHEET DATA	As of 6/30/2004	As of 12/31/2003
	(Unaudited)
Cash and cash equivalents	$376,545	$418,307
Restricted investments	4,070	4,151
System under construction	250,032	92,577
Property and equipment in service, net	649,844	709,501
Intangibles, net	7,800	8,429
Total assets	1,577,566	1,526,782
Deferred revenue	93,493	53,884
Total long-term debt	714,154	781,940
Total liabilities	1,050,942	993,894
Stockholders’ equity	526,624	532,888

XM SATELLITE RADIO HOLDINGS INC.

	Three Months ended
SELECTED OPERATING METRICS	6/30/2004	6/30/2003
(Unaudited)
EBITDA (in thousands) (1)	$(107,819)	$(95,752)

Subscriber Data:
Net Subscriber Additions	418,449	209,178

Aftermarket, OEM & Other Subscribers (2)	1,705,191	568,140
Subscribers in OEM Promotional Periods (3)	374,930	116,476
XM Activated Vehicles with Rental Car Companies (4)	20,231	7,637

Total Ending Subscribers (2) (3) (4) (5)	2,100,352	692,253

Subscription Revenue per Aftermarket, OEM & Other Subscriber	$9.26	$9.84
Subscription Revenue per Subscriber in OEM Promotional Periods	$5.78	$6.74
Subscription Revenue per XM Activated Vehicle with Rental Car Companies	$9.23	$0.89

Revenue Data:
Subscription Revenue per Subscriber (6)	$8.63	$9.32
Net Ad Revenue per Subscriber (7)	$0.25	$0.35
Activation, Equipment, Royalty and Other Revenue per Subscriber	$0.52	$0.93

Total Revenue per Subscriber	$9.40	$10.60

Expense Data:
Subscriber Acquisition Costs (SAC) (8)	$57	$80
Cost Per Gross Addition (CPGA) (9)	$101	$160

(1)	EBITDA is commonly referred to in our business as net loss before interest income, interest expense, income taxes, depreciation and amortization. Consistent with regulatory requirements, EBITDA includes Other Income (Expense). EBITDA is not a measure of financial performance under generally accepted accounting principles. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.
(2)	Ending subscribers include 195,623 family plan subscriptions at a multi-unit rate of $6.99 per radio per month.
(3)	OEM Promotional Subscribers are subscribers who have either a portion or all of their subscription fee paid for by an OEM for a fixed period following the initial purchase or lease of the vehicle. Currently, at the time of sale, vehicle owners generally receive a 3-month prepaid trial subscription. XM generally receives two months of the 3-month trial subscription from the vehicle manufacturer. The automated activation program provides activated XM radios on dealer lots for test drives. GM and Honda generally indicate the inclusion of 3 months free of XM service on the window sticker of XM-enabled vehicles. We measure the success of these programs based on the percentage that elect to continue to receive the XM service and convert to self-paying subscribers after the initial promotion period–we refer to this as the “conversion rate”. The conversion rate for the GM triple-play program that ran through mid September 2003 averaged approximately 70%; not all XM-enabled vehicles were activated for the promotional period. The conversion rate for the quarter ended June 30, 2004 is 57% and reflects the implementation of the interim auto activation program, with all XM-enabled vehicles activated for the promotional period. The implementation of the fully automated factory activation program has increased the number of subscribers provided by our OEM distribution channel, and the conversion rate is expected to increase as we develop more refined marketing programs to convert promotional subscribers to self paying subscribers.
(4)	Rental car activity commenced in late June 2003. At June 30, 2004, there were 20,231 XM subscriptions in rental vehicles. For the initial Model Year 2003 XM-enabled rental vehicles, XM receives payments based on the use of the service. Customers are charged $2.99 per day per vehicle for use of the XM service, on which XM receives a revenue share. For subsequent Model Year 2004 and later vehicles, XM receives $10 per vehicle subscription per month.
(5)	Subscribers are those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods paid in part by vehicle manufacturers, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers. Promotional periods generally include the period of trial service plus 30 days for the receipt and processing of payments.
(6)	Subscription revenue includes monthly subscription revenues from all subscribers and premium service revenue, net of any promotions or discounts.
(7)	Net Ad Sales revenue includes sales of advertisements and program sponsorships on the XM network net of agency commissions.
(8)	SAC is a subset of total CPGA and includes radio manufacturer subsidies, certain sales, activation and installation commissions, and hardware-related promotions. These costs are reported in subsidies and distribution. SAC also includes the negative margin on equipment sales. These expenses are divided by the appropriate per unit gross additions, or units manufactured.
(9)	CPGA includes all costs in SAC, as well as advertising and marketing expenses, divided by gross additions for the period.